Exhibit 99.1
Contacts:

For Company:	For Investors:	For Media:
Tom Hornish	Brad Edwards	Nancy Zakhary
Chief Operating Officer	Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
951-699-6991, ext. 104	212-986-6667	212-986-6667
thornish@outdoorchannel.com	edwards@braincomm.com	nancy@braincomm.com
OUTDOOR CHANNEL HOLDINGS REPORTS FIRST QUARTER 2010 RESULTS
TEMECULA, Calif. – May 5, 2010 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today reported an increase in total revenues of 5.0 percent for the three month period ended March 31, 2010 due largely to the acquisition of Winnercomm Inc.
Total revenues amounted to $17.8 million for the 2010 first quarter, compared with $17.0 million in the corresponding period a year ago.
Advertising revenue for the 2010 first quarter decreased 6.4 percent to $7.3 million from $7.8 million in the prior-year period. The decline in advertising revenue is primarily the result of a decrease in the number of time-buy programs due to their being contracted during the weak advertising market in 2009.
Subscriber fees totaled $4.8 million for the first quarter of 2010 compared to subscriber fees of $4.7 million in the prior-year period. The increase in subscriber fees is due primarily to increases in rates and the number of subscribers at several service providers.
In January of 2009, Outdoor Channel Holdings acquired certain assets of Winnercomm Inc. and its related entities. The revenues generated by Winnercomm are reported as “Production services.” Production services revenue totaled $5.7 million during the 2010 first quarter compared to $4.5 million in the prior-year period. These revenues were comprised primarily of production services for customer-owned telecasts and marketing.
“The short-form and Internet advertising environment continues to improve and results in these categories were up year over year during the first quarter,” said Roger L. Werner, President and Chief Executive Officer. “We are encouraged by this performance as well as the positive business trends we are seeing in the current quarter. We remain focused on execution, including expanding the distribution of our network, increasing our viewing audience, strengthening our digital offerings and increasing profitability at Winnercomm. Bolstered by our category-leading content, these efforts have further increased our value proposition to advertisers who need to accurately target the outdoor enthusiast market. As we seek to maximize returns from our business, we have also maintained a strong balance sheet, which provides us with ample flexibility in reviewing potential acquisitions that can enhance our growth profile.”
Outdoor Channel Holdings incurred a net loss of $1.5 million, or $0.06 per diluted share, for the 2010 first quarter, compared to a net loss of $1.3 million, or $0.05 per diluted share, in the prior-year period.
Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and acquisition and integration costs, amounted to ($0.7) million for the 2010 first quarter, compared to breakeven in the prior-year period. For the legacy Outdoor Channel business, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and acquisition and integration costs, totaled $0.9 million for the 2010 first quarter compared to $1.6 million in the prior-year period.
Investor Conference Call
Outdoor Channel Holdings’ management will host an investor conference call on May 5, 2010, at 2:30 p.m. PDT (5:30 p.m. EDT) to review the company’s financials and operations for its first quarter ended March 31, 2010. Investment professionals are invited to participate in the live call by dialing 866-202-1971 (domestic) or 617-213-8842 (international) and using participant passcode 36640874. The call will be open to all other interested parties through a live, listen-only audio Internet broadcast in the Investor Relations section of the company’s Web site, www.outdoorchannel.com. For those who are not able to listen to the live broadcast, the call will be archived on the web site for one year. A telephonic playback of the conference call also will be available through 5 p.m. PDT (8 p.m. EDT), May 12, 2010 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using participant passcode 71659984.
About Outdoor Channel Holdings, Inc.
Outdoor Channel Holdings, Inc. (Nasdaq: OUTD) owns and operates Outdoor Channel, America’s leader in outdoor TV, and Winnercomm Inc., an Emmy Award winning production and interactive company. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm Inc. is one of America’s largest and highest quality producers of live sporting events and sports series for cable and broadcast television. Winnercomm also owns and operates the patented Skycam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information please visit www.outdoorchannel.com.
Nielsen Media Research Universe Estimates for Outdoor Channel
Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide. Nielsen estimated that Outdoor Channel had approximately 36.4 million cable and satellite subscribers for May 2010. Please note that this estimate regarding Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.
Use of Non-GAAP Financial Information
This press release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. The company believes that earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and acquisition and integration costs, provides greater comparability regarding its ongoing operating performance. This information is not intended to be considered in isolation or as a substitute for net income (loss) calculated in accordance with U.S. GAAP. A reconciliation of the company’s U.S. GAAP information to EBITDA, adjusted for the effects of share-based compensation expense and acquisition and integration costs is provided in the attached table.
Safe Harbor Statement
Statements in this news release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, about our expectations, beliefs, intentions, strategies regarding the future long-term value of the company resulting from the company’s current actions or strategic initiatives and the future anticipated value of Outdoor Channel to our audience, distributors and advertisers. The company’s actual results could differ materially from those discussed in any forward-looking statements. The company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) service providers discontinuing or refraining from carrying Outdoor Channel; (2) a decline in the number of viewers from having Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (3) a decrease in advertising revenue as a result of a deterioration in general economic conditions; (4) managing the company’s growth and the integration of acquisitions; (5) decreased profitability if we are unable to generate sufficient revenues from our Production Services operations to offset its fixed costs; and other factors which are discussed in the company’s filings with the Securities and Exchange Commission. For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Advertising	$7,292	$7,794
Subscriber fees	4,831	4,663
Production services	5,698	4,519

Total revenues	17,821	16,976

Cost of services:
Programming	1,304	1,672
Satellite transmission fees	391	395
Production and operations	7,099	6,593
Other direct costs	112	97

Total costs of services	8,906	8,757

Other expenses:
Advertising	286	459
Selling, general and administrative	10,397	9,207
Depreciation and amortization	911	888

Total other expenses	11,594	10,554

Loss from operations	(2,679)	(2,335)

Interest and other income, net	12	24

Loss from operations before income taxes	(2,667)	(2,311)

Income tax benefit	(1,154)	(997)

Net loss	$(1,513)	$(1,314)

Loss per common share data:
Basic	$(0.06)	$(0.05)

Diluted	$(0.06)	$(0.05)

Weighted average common shares outstanding:
Basic	24,395	24,417

Diluted	24,395	24,417

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$12,181	$20,848
Investment in available-for-sale securities	42,993	38,090
Accounts receivable, net of allowance for doubtful accounts	11,135	15,827
Other current assets	10,504	10,416

Total current assets	76,813	85,181

Property, plant and equipment, net	13,913	14,286
Goodwill and amortizable intangible assets, net	43,890	43,988
Investment in auction-rate securities	5,696	5,775
Deferred tax assets, net	3,836	2,489
Deposits and other assets	4,620	5,059

Totals	$148,768	$156,778

Liabilities and Stockholders’ Equity

Current liabilities	$10,491	$17,308
Long-term liabilities	1,126	1,172

Total liabilities	11,617	18,480

Total stockholders’ equity	137,151	138,298

Totals	$148,768	$156,778

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2010	2009
Operating activities:
Net loss	$(1,513)	$(1,314)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	911	888
Amortization of subscriber acquisition fees	404	122
Gain on sale of equipment	(34)	—
Gain on sale of available-for-sale and auction-rate securities	(11)	—
Provision for doubtful accounts	413	76
Share-based employee and service provider compensation	1,064	1,014
Deferred tax benefit, net	(1,546)	(1,027)

Changes in operating assets and liabilities:
Accounts receivable	4,279	2,747
Income tax payable	(265)	(252)
Prepaid programming costs	218	(767)
Other current assets	(301)	587
Deposits and other assets	24	(291)
Subscriber acquisition fees	—	(763)
Accounts payable and accrued expenses	(6,204)	(4,065)
Deferred revenue	(26)	1,127
Accrued severance payments	(201)	(8)
Deferred obligations	(4)	138
Unfavorable lease obligations	(33)	(27)

Net cash used in operating activities	(2,825)	(1,815)

Investing activities:
Purchases of property, plant and equipment	(409)	(603)
Proceeds from sale of equipment	68	—
Cash paid to purchase assets of Winnercomm, net of cash acquired	—	(5,746)
Purchases of available-for-sale securities	(31,993)	(9,994)
Proceeds from sale of available-for-sale and auction-rate securities	27,200	—

Net cash used in investing activities	(5,134)	(16,343)

Financing activities:
Purchase of treasury stock	(367)	(179)
Purchase and retirement of stock related to stock repurchase program	(341)	(306)

Net cash used in financing activities	(708)	(485)

Net increase (decrease) in cash and cash equivalents	(8,667)	(18,643)
Cash and cash equivalents, beginning of period	20,848	60,257

Cash and cash equivalents, end of period	$12,181	$41,614

Supplemental disclosure of cash flow information:

Income taxes paid	$653	$282

Supplemental disclosures of non-cash investing and financing activities:

Effect of net increase (decrease) in fair value of auction-rate securities	$10	$15

Property, plant and equipment costs incurred but not paid	$54	$239

Subscriber acquisition fees incurred but not paid	$1,657	$750

Retirement of treasury stock	$(367)	$(179)

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP
(unaudited, in thousands)
The following table sets forth the reconciliation of net loss to earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and acquisition and integration costs:

	Three Months Ended
	March 31,
	2010	2009
Net loss	$(1,513)	$(1,314)

Add/Subtract:
Interest and other income, net	12	24
Income tax benefit	(1,154)	(997)
Depreciation and amortization	911	888

EBITDA	(1,768)	(1,447)

Adjusted for:
Share-based compensation expense	1,064	1,014
Acquisition and integration costs	—	450

EBITDA as adjusted for share-based compensation expense and acquisition and integration costs	$(704)	$17

Summary of cost of services
Share-based compensation expense	$73	$105
Cost of services	8,833	8,652

Total cost of services	$8,906	$8,757

Summary of selling, general and administrative
Share-based compensation expense	$991	$909
Acquisition and integration costs	—	450
Selling, general and administrative	9,406	7,848

Total selling, general and administrative	$10,397	$9,207

Summary of other income
Interest income	$12	$24
Dividend income	—	—
Other income (loss)	—	—

Total other income	$12	$24

EBITDA as adjusted by segment
Legacy Outdoor Channel	$924	$1,552
Production Services	(1,628)	(1,535)

EBITDA as adjusted for share-based compensation expense and acquisition and integration costs	$(704)	$17